David Lubin & Associates
92 Washington Avenue
Cedarhurst, NY 11516
(516) 569-9629
david@dlubinassociates.com

November 23, 2004

SkyBridge Wireless, Inc.
6565 Spencer Street
Suite 205
Las Vegas, NV 89119

Re:	Registration Statement on Form SB-2 (the "Registration Statement") SkyBridge Wireless, Inc. (the "Company")

Dear Sir or Madam:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration pursuant to the Company’s Registration Statement on Form SB-2 of (i) 14,288,674 shares of common stock presently issued or issuable; (ii) 37,037,037 shares of common stock issuable upon the conversion of 8% Convertible Debentures; and (iii) up to 400,000,000 shares of common stock issuable pursuant to a Private Equity Credit Agreement to which the Company is a party (all of such shares of common stock issued or to be issued as referred to above are collectively referred to as the “Registerable Shares”), all as described in the Registration Statement.

        In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Registerable Shares; (c) the Registration Statement and the exhibits thereto; (d) the agreements, instruments and documents pursuant to which the Registerable Shares are to be issued; and (e) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company.

        Based upon and subject to the foregoing, we are of the opinion that the Registerable Shares presently issued are validly issued, fully paid and non-assessable, and the balance of Registerable Shares, when issued in accordance with their terms and, upon receipt by the Company of the agreed upon consideration therefor, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely, DAVID LUBIN & ASSOCIATES /s/ David Lubin & Associates